CONTACT: JOSEPH MACNOW

                    (201) 587-8541

Exhibit 99.1

Alexander's, Inc.

210 Route 4 East

Paramus, NJ 07652

FOR IMMEDIATE RELEASE – November 30, 2012

Alexander’s Completes Sale of Kings Plaza Mall for $751 Million

and
Declares Special Long-Term Capital Gain Dividend of $122.00 Per Share

PARAMUS, NEW JERSEY...ALEXANDER’S, INC. (New York Stock Exchange: ALX) announced today that it has completed the previously announced sale of the Kings Plaza Mall, Brooklyn, New York to The Macerich Company (NYSE: MAC), for $751 million.  Net proceeds from the sale were approximately $479 million after repaying the existing loan and closing costs.

The financial statement gain is approximately $600 million and the tax gain is approximately $624 million.

Alexander’s Board of Directors has declared a special long-term capital gain dividend of $624 million, or $122.00 per share payable on December 20, 2012 to stockholders of record on December 10, 2012.  The Company has been informed by the New York Stock Exchange that, in accordance with its rules, the ex-dividend date is expected to be December 21, 2012.  Accordingly, stockholders who sell their shares on or before December 20, 2012 will not be entitled to receive the special dividend.

Alexander’s, Inc. is a real estate investment trust that has six properties in the greater New York City metropolitan area.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.